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EXHIBIT 3.4

CERTIFICATE OF THIRD AMENDMENT

TO

ARTICLES OF ORGANIZATION

OF

HUNTSMAN LLC

        In accordance with Section 48-2c-408 of the Utah Revised Limited Liability Company Act (as amended, "URLLCA"), HUNTSMAN LLC, a Utah limited liability company (the "Company"), hereby declares and certifies as follows:

FIRST: The name of the Company is Huntsman LLC.

SECOND: The text of the amendment (the "Amendment") of the Articles of Organization of the Company is as follows:

  "RESOLVED, that ARTICLES IX and X of the Articles of Organization of the Company shall be and hereby are amended as follows:

          1.     Section 3 of ARTICLE IX is hereby amended to read in its entirety as set forth below:

            3.     MatlinPatterson Approval. Notwithstanding the foregoing, prior to the occurrence of a Specified Foreclosure Event, the Company shall not, and shall not cause or permit any of its Subsidiaries to, without first obtaining the approval of the Board of Managers of the Company and the approval of MatlinPatterson (by vote or written consent, as provided by law):

              (a)   merge, consolidate, or combine with any other entity (other than a Subsidiary) or approve the merger, consolidation, or combination of the Company or any of its Subsidiaries with any other entity (other than a Subsidiary);

              (b)   initiate the sale of equity securities of the Company or a Subsidiary's equity securities or units pursuant to a registration statement under the Securities Act of 1933, as amended, or initiate any public offering outside of the United States with respect to the equity securities of the Company or any Subsidiary; or

              (c)   purchase or redeem or declare or pay any dividend or distribution in respect of, any Common Units or other equity securities of the Company, or of any of its Subsidiaries, other than in respect of equity securities held directly or indirect by the Company.

          2.     The initial clause of Section 4 of ARTICLE IX is hereby amended to read as set forth below:

            4.     Adviser Managers Approval. Notwithstanding the foregoing, prior; to the occurrence of a Specified Foreclosure Event, the Company shall not, and shall not cause or permit any of its Subsidiaries to, without first obtaining the approval of the Board of Managers of the Company which approval shall include the approval of at least one of the Adviser Directors (by vote or written consent, as provided by law):

          3.     Section 5 of ARTICLE IX is hereby amended to read in its entirety as set forth below:

            5.     Board of Managers Vacancies If a vacancy occurs on the Board of Managers of the Company, including a vacancy resulting from an increase in the number of Managers, the holders of the Common Units may fill the vacancy in accordance with the LLC Agreement and only in accordance with the LLC Agreement; provided, however, that from and after the occurrence of a Specific Foreclosure Event, the holders of the Common Units may fill the vacancy without regard to the LLC Agreement.

          4.     The "Definitions" section of ARTICLE IX is hereby amended by adding the definitions set forth below.

      "Huntsman Group" shall mean Huntsman Group Inc., a Delaware corporation.

      "ICI Alta" shall mean ICI Alta, Inc., a Delaware corporation.

      "Pledge Agreement" shall mean the Pledge Agreement, by and among the Initial Member (as issuer), and HCH, Huntsman Group and ICI Alta (as pledgors), and Wells Fargo Bank Minnesota, National Association (as trustee), as amended from time to time.

      "Specified Foreclosure Event" means the completion of transfer of title of all of the Common Units or Common Stock pursuant to the exercise by any party to the Pledge Agreement of any rights or remedies under part 6 of Article 9 of the UCC with respect to the Common Stock or Common Units.

      "UCC" means Uniform Commercial Code of the State of New York as amended from time to time.

          5.     Section l of ARTICLE X is hereby amended to read in its entirety as set forth below:

            1.     Amendments. The Company reserves the right to amend, alter, change, or repeal any provision contained in these Articles, in a manner now or hereafter prescribed by URLLCA, and all rights conferred on Members herein are granted subject to this reservation; provided, however, that (a) prior to the occurrence of a Specified Foreclosure Event, these Articles can be amended, altered, changed, or repealed only with the written consent of MatlinPatterson Global Opportunities Partners, L.P., a Delaware limited partnership, and (b) Article IX of these Articles can be amended, altered, changed, or repealed only by the Members of the Company at the time such amendment, alteration, change, or repeal is made.

THIRD: The Amendment was adopted by the Members of the Company on May 7, 2003.

FOURTH: The Amendment was adopted by all of the Members of the Company in accordance with Section 48-2c-802 of URLLCA and as otherwise required by the Articles of Organization and the Operating Agreement of the Company. In addition, the Amendment was unanimously approved by the Members and by the Company's Board of Managers in accordance with Section 48-2c-804 of URLLCA.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Company has executed this Certificate of Third Amendment to Articles of Organization as of the 7th day of May, 2003.

HUNTSMAN LLC, a Utah limited liability company
By:	/s/ DAVID H. HUNTSMAN
Name: David H. Huntsman Title: Manager

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CERTIFICATE OF THIRD AMENDMENT TO ARTICLES OF ORGANIZATION OF HUNTSMAN LLC